FOR INFORMATION CONTACT:
Spencer Sias (650) 424-5782
spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Books $88 Million Order to Equip Proton Treatment Center

PALO ALTO, Calif., Oct. 3, 2011 – Varian Medical Systems (NYSE:VAR) today announced it has booked an $88 million order to provide its ProBeam system for the Scripps Proton Therapy Center being developed in San Diego through collaboration between Scripps Health, Scripps Clinic Medical Group and Advanced Particle Therapy, of Nevada.  The equipment order for the five room center that will be operated by Scripps Health was issued by the California Proton Treatment Center (CPTC), a special purpose entity formed by Advanced Particle Therapy which is acting as developer for the $225 million project.  Concurrent with the order booking in the fourth quarter of fiscal year 2011, Varian has also recorded revenue for this equipment under the “percentage of completion method.”

Varian has also signed a 10-year agreement valued at approximately $60 million to service its ProBeam system for the center which is currently under construction and scheduled to open in 2013.  Service revenue will be recorded in the future over the life of the contract and has not been added to the company’s backlog.

Varian is partnering with ORIX Capital Markets of Dallas in a $165 million loan facility to finance the completion and startup operations of the new center.  Varian is participating in the credit facility with a $115 million loan commitment through its subsidiary in Switzerland and ORIX is making a $50 million loan commitment. The loan carries a minimum interest rate of 8.25 percent with a four-year term and two possible one-year extensions.  ORIX, which is the loan agent for the facility, will endeavor to syndicate up to approximately 60 percent of Varian’s loan commitment. Advanced Particle Therapy has already raised $60 million in equity funding for the project through the Williams Financial Group in Texas.  Varian and ORIX also have an arrangement that could potentially provide each of them with future incremental revenue depending on the center’s financial performance.

“This is an exciting step forward for the Varian Particle Therapy business,” said Tim Guertin, president and CEO of Varian.  “The Scripps Proton Therapy Center will be our first full installation for managing, planning, and delivering intensity modulated proton therapy.”

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Varian Medical Systems Books $88 Million Order to Equip Proton Treatment Center	Page 2

Construction on the 102,000-square-foot Scripps Proton Therapy Center building on a seven acre site in Mira Mesa is approximately 80 percent complete. Major components of Varian’s ProBeam system for this site are already manufactured and enroute to the new facility where installation is scheduled to begin in the coming weeks.  The center hopes to begin treating patients in 2013.  In addition to treating patients, the facility will serve as a research center for particle therapy.

Proton therapy makes it possible to treat certain types of cancer more precisely and with potentially fewer side effects than with conventional radiation therapy. With proton therapy, the risk of damage to healthy tissues is reduced. The method can be applied for many of the most common types of cancer and offers advantages when treating tumors close to radiosensitive tissues. In pediatric patients the risk of developing a new, radiation-induced cancer later in life can be reduced.

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Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 5,700 people who are located at manufacturing sites in North America, Europe, and China and approximately 70 sales and support offices around the world. For more information, visit http://www.varian.com.

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including growth drivers; the company’s orders and revenues, backlog and market acceptance of or transition to new products or technology for proton therapy; and any statements using the terms “expect,” “hope,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include, with respect to this loan facility, there is no assurance that the Scripps Proton Therapy Center will be completed on time or within projected budgets; that the Scripps Proton Therapy Center can or will generate sufficient patient volumes and revenues to support scheduled loan payments or to provide incremental revenue to the company; that any portion of the company’s loan commitment can be syndicated to third parties by ORIX Capital Markets LLC; that this loan facility can be successfully refinanced upon the maturity of the loan which has a maximum term of six years; that the borrower, California Proton Treatment Center, will have the financial means to pay off the loans at maturity if refinancing is not successful; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.